Halozyme Contact
Robert H. Uhl
Senior Director, Investor Relations
(858) 704-8264
ruhl@halozyme.com

Halozyme Therapeutics Reports Fourth Quarter and Year End 2009 Financial Results

SAN DIEGO, March 12, 2010 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets, today reported financial results for the fourth quarter and year ended December 31, 2009.

“Halozyme’s pipeline programs advanced significantly in 2009 with the start of the Phase 3 pivotal study for Herceptin® SC, the achievement of full patient enrollment for the subcutaneous GAMMAGARD® with rHuPH20 Phase 3 registration trial, and the completion and presentation at major medical meetings of three clinical trials from our Ultrafast Insulin program,” said Jonathan Lim, M.D., Halozyme’s president and CEO. “We have important clinical and business milestones to look forward to in 2010 as we continue to build the value of our portfolio.”

Fourth Quarter 2009 and Recent Corporate Developments and Scientific Achievements

•	In October 2009, Roche initiated a Phase 3 clinical trial with Herceptin SC (subcutaneous) formulated with Halozyme’s recombinant PH20 enzyme in patients with HER2-positive breast cancer. In January 2010, Roche announced that they intend to make an investment of approximately $185 million to develop a convenient, patient friendly device that would be capable of administering Herceptin combined with PH20 subcutaneously in less than five minutes. More recently, Roche has stated that its subcutaneous formulation of MabThera®, currently in a Phase 1 clinical trial that began in September 2009, utilizes Halozyme’s technology. We expect additional clinical progress for the Roche-Halozyme alliance in 2010.

•	Halozyme’s Ultrafast Insulin program advanced during the fourth quarter. Presentations of the results from three of our insulin studies at medical meetings during the fourth quarter demonstrated that the combination of PH20 with analog and with regular insulin produces faster systemic insulin absorption, increased peak insulin concentration, better glycemic control, and decreased variability of insulin absorption than for either analog or regular insulin alone. We expect to present the results for three additional insulin studies during 2010. Our goal is to develop a best-in-class prandial insulin product in comparison to the current leading analogs on the market.

•	Baxter’s Medication Delivery division launched HYLENEX® (hyaluronidase human injection) in October 2009 at the scientific assembly of the American College of Emergency Physicians (ACEP) for use in pediatric rehydration. Full scale launch with relevant promotional activities and marketing support continues for the product. HYLENEX allows fluids to be administered subcutaneously rather than through a vein, which can help lead to successful rehydration more quickly.

•	We recently committed to the identification of additional conditionally active biologics (CABs) through the research alliance we announced with BioAtla LLC in January 2010. The objective of the BioAtla research alliance is to engineer novel CABs that interact with their targets under highly specific, predefined conditions in the body. It was initiated to construct and screen novel high throughput recombinant protein libraries directed against targets in oncology, aesthetic dermatology and inflammation. Halozyme will receive exclusive worldwide commercial rights from BioAtla to CABs that arise from the agreement.

Fourth Quarter and Year End 2009 Financial Results

The net loss for the fourth quarter of 2009 was $12.7 million, or $0.14 per share, compared with a net loss for the fourth quarter of 2008 of $16.8 million, or $0.21 per share. The net loss for the year ended December 31, 2009 was $58.4 million, or $0.67 per share, compared to a net loss of $48.7 million, or $0.61 per share, for the year 2008.

•	Revenue for the fourth quarter of 2009 was $6.4 million, compared to $3.1 million for the fourth quarter of 2008. Revenues under collaborative agreements for the fourth quarter of 2009 were $6.1 million, compared to $2.8 million for the fourth quarter of 2008. Revenues under collaborative agreements in the fourth quarter 2009 primarily consisted of the amortization of upfront fees and aggregate milestone payments received from Baxter and Roche of $5.8 million and research and development reimbursements from Baxter and Roche of $313,000.

•	Research and development expenses for the fourth quarter of 2009 were $14.9 million, compared with $16.8 million for the fourth quarter of 2008, primarily due to a decrease in manufacturing costs associated with clinical trial material.

•	Selling, general and administrative expenses for the fourth quarter of 2009 were $4.1 million, compared to $3.2 million for the fourth quarter of 2008, reflecting higher staff related costs and legal expenses.

•	Cash and cash equivalents were $67.5 million as of December 31, 2009, compared with $63.7 million as of December 31, 2008 and $77.6 million as of September 30, 2009. Net cash burn for the year 2009 totaled approximately $34.4 million, and does not include net proceeds of $38.2 million from an equity financing in June 2009. During the fourth quarter of 2009, Halozyme received a milestone payment of $5.0 million from Roche for the start of the Phase 3 Herceptin SC clinical trial.

Financial Outlook for 2010

Halozyme anticipates 2010 net cash burn of approximately $40 million to $45 million, depending on the progress of various preclinical and clinical programs, the timing of our manufacturing scale up and the achievement of various milestones under our existing collaborative agreements. Total operating expenses for the year 2010 are expected to be approximately in line with those reported for 2009. The increase in net cash burn for 2010 relative to 2009 relates to the absence of proceeds from the exercise of warrants in 2010, and to a lesser extent, the amount of anticipated payments from our alliance partners in 2010.

Upcoming Corporate and Scientific Presentations

Halozyme representatives are scheduled to present at the following conferences:

— Roth 22nd Annual OC Growth Stock Conference to be held in Laguna Niguel, Calif. on Tuesday, March 16, 2010 at 1:00 p.m. PST

— American Association of Cancer Research (AACR) 101st Annual Meeting – April 17-21, 2010 in Washington, DC, presentation of two posters on the expression of hyaluronan and the effects of PEGPH20 in certain solid tumor types in preclinical investigations.

Conference Call

Halozyme management will host a conference call and webcast on March 12, 2010 to discuss these topics beginning at 8:00 a.m. PST (11:00 a.m. EST). To participate via telephone, please call 888.256.9044 for domestic callers or 706.643.5585 for international callers. The conference ID # is 60348512. A telephone replay will be available beginning approximately two hours after the call by dialing 800.642.1687 for domestic callers or 706.645.9291 for international callers. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s Web site for seven days.

About Halozyme Therapeutics, Inc.

Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the endocrinology, oncology, dermatology and drug delivery markets. The company’s product portfolio is based on intellectual property covering the family of human enzymes known as hyaluronidases and additional enzymes that affect the extracellular matrix. Halozyme’s Enhanze™ technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. The company has key partnerships with Roche to apply Enhanze technology to Roche’s biological therapeutics, including Herceptin® and MabThera®, for up to 13 targets, and with Baxter BioScience to apply Enhanze technology to GAMMAGARD Liquid®. Halozyme’s Ultrafast Insulin program combines its rHuPH20 enzyme with mealtime insulins, which may produce more rapid absorption, faster action, and improved glycemic control. The product candidates in Halozyme’s pipeline target multiple areas of significant unmet medical need. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements concerning the timing and scope of our clinical trials as well as clinical trials performed by our partners, (ii) expected activities under our collaborative partnerships, and (iii) financial guidance) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

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Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Quarters Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)
REVENUES:
Revenues under collaborative agreements	$6,142,313	$2,842,305	$12,700,458	$8,052,202
Product sales	301,580	219,871	970,847	711,937

Total revenues	6,443,893	3,062,176	13,671,305	8,764,139

OPERATING EXPENSES:
Cost of product sales	159,952	127,288	311,891	332,324
Research and development	14,850,294	16,782,482	56,614,266	44,232,936
Selling, general and administrative	4,109,845	3,179,353	15,203,408	14,633,581

Total operating expenses	19,120,091	20,089,123	72,129,565	59,198,841

OPERATING LOSS	(12,676,198)	(17,026,947)	(58,458,260)	(50,434,702)
Interest income	11,346	138,293	97,737	1,717,503

NET LOSS BEFORE INCOME TAXES	(12,664,852)	(16,888,654)	(58,360,523)	(48,717,199)
Income tax benefit	—	(63,000)	—	(63,000)

NET LOSS	$(12,664,852)	$(16,825,654)	$(58,360,523)	$(48,654,199)

Basic and diluted net loss per share	$(0.14)	$(0.21)	$(0.67)	$(0.61)

Shares used in computing basic and diluted net loss per share	91,488,388	81,213,985	86,700,094	79,843,707

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$67,464,506	$63,715,906
Accounts receivable	4,243,909	7,264,410
Inventory	1,159,551	441,323
Prepaid expenses and other assets	1,573,777	2,591,149

Total current assets	74,441,743	74,012,788
Property and equipment, net	2,708,016	2,549,925

Total Assets	$77,149,759	$76,562,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,820,491	$6,668,791
Accrued expenses	6,083,854	3,995,897
Deferred revenue	5,492,604	3,553,730

Total current liabilities	14,396,949	14,218,418
Deferred revenue, net of current portion	54,989,588	45,894,726
Deferred rent, net of current portion	859,833	1,069,573
Stockholders’ Equity:
Common stock	91,682	81,554
Additional paid-in capital	178,821,852	128,948,064
Accumulated deficit	(172,010,145)	(113,649,622)

Total stockholders’ equity	6,903,389	15,379,996

Total Liabilities and Stockholders’ Equity	$77,149,759	$76,562,713

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